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                                                                 EXHIBIT (a)(5)

         First Supplement to the Offer to Purchase dated April 24, 1998

                         BROAD RIVER PROPERTIES, L.L.C.

             Has Amended its Offer and is Now Offering to Purchase
               Up to 40,000 Units of Limited Partnership Interest

                                       of
                      ANGELES INCOME PROPERTIES, LTD. II,
                        a California limited partnership

                                       at
                               $160 NET PER UNIT

================================================================================
THE OFFER, WITHDRAWAL RIGHTS AND PRORATION PERIOD WILL EXPIRE AT 12:00 MIDNIGHT,
    NEW YORK TIME, ON THURSDAY, MAY 21, 1998, UNLESS THE OFFER IS EXTENDED.
================================================================================

                                                                    May 8, 1998
To:      The Limited Partners of
         Angeles Income Properties, Ltd. II

         This document supplements and updates the Offer to Purchase, dated April 24, 1998, previously sent to you. It contains important information that you should read carefully. Capitalized terms used but not defined in this document have the same meanings as in the Offer to Purchase.

         The Purchaser (which is an affiliate of the Managing General Partner) has increased the purchase price of the Offer and is now offering to purchase up to 40,000 of the outstanding units of limited partnership interest ("Units") of Angeles Income Properties, Ltd. II, a California limited partnership (the "Partnership"), at a purchase price of $160 per Unit (the "Purchase Price"), net to the seller in cash, without interest, upon the terms and subject to the conditions set forth in the Offer to Purchase dated April 24, 1998, this First Supplement and the related Assignment of Partnership Interest.

         Procedures for tendering Units are set forth in Section 3 of the Offer to Purchase. Tendering Limited Partners may continue to use the original Assignment of Partnership Interest previously delivered with the Offer to Purchase. Although the Assignment of Partnership Interest previously delivered refers to a $150 per Unit purchase price, Limited Partners using that Assignment of Partnership Interest will nevertheless receive $160 per Unit for each Unit validly tendered, not withdrawn and purchased pursuant to the Offer.

         LIMITED PARTNERS WHO HAVE PREVIOUSLY VALIDLY TENDERED AND NOT PROPERLY WITHDRAWN THEIR UNITS PURSUANT TO THE OFFER AND WHO WISH TO HAVE THEIR UNITS PURCHASED AT THE INCREASED PURCHASE PRICE OF $160 PER UNIT WILL RECEIVE $160 PER UNIT WITHOUT TAKING ANY FURTHER ACTION.


                                                 BROAD RIVER PROPERTIES, L.L.C.


                        --------------------------------

          For More Information or for Further Assistance Please Call:

                           Beacon Hill Partners, Inc.
                                 (800) 954-9486